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                                                                     Exhibit 9


        (THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY LETTERHEAD)
                             DATE OF MAILING:
                   SPECIMEN NOTICE OF WITHDRAWAL RIGHT

This notice is sent to you in accordance with the laws administered by the United States Securities and Exchange Commission ("SEC"). Please read it carefully and retain it with your important records.

You have recently purchased a flexible premium variable life insurance policy from The American Franklin Life insurance Company ("American Franklin"), under which benefits depend on the investment experience of American Franklin's Separate Account VUL-2. You have, pursuant to requirements of the SEC and your policy, the right to examine and return your policy for cancellation at any time within 10 days from delivery of the policy or 45 days from the date of execution of Part 1 of the application, whichever is later. But in any event you have until 10 days from the date of mailing of this notice, as determined by its postmark, to return the policy for cancellation. Upon cancellation, you will receive a refund equal to the premium payments made under this policy.

SEE THE REVERSE SIDE OF THIS LETTER WHICH GIVES FURTHER DETAILS ON YOUR RIGHT OF WITHDRAWAL.

Should you decide to exercise this right of cancellation, complete the enclosed form and return your policy as outlined in the instructions on the form, postmarked on or before the latest date permitted for cancellation as described above.


                                              THE AMERICAN FRANKLIN LIFE
                                              INSURANCE COMPANY

                                             [                             ]
                                              -----------------------------
                                              Name:
                                              Title: